Exhibit 5.1

January 30, 2007

The Board of Directors

Quepasa Corporation

7550 E. Redfield Rd.

Scottsdale, Arizona 85260

Ladies and Gentlemen:

We have acted as counsel to Quepasa Corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 7,183,333 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares are to be offered by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) from time to time pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act. The Shares consist of:

1.	1,000,000 shares of Common Stock issued by the Company upon the exercise of a warrant issued in connection with a certain private placement in March 2006 (the “March Share Issuance”) and 2,000,000 shares of Common Stock issuable by the Company upon the exercise of warrants issued in connection with such private placement (the “March Warrants”);

2.	1,000,000 shares of Common Stock issued by the Company in connection with a certain private placement in October 2006 (the “October Share Issuance”) and 2,000,000 shares of Common Stock issuable by the Company upon the exercise of warrants issued in connection with such private placement (the “October Warrants”);

3.	200,000 shares of Common Stock issuable by the Company upon the exercise of warrants issued pursuant to a certain employment agreement with the Company’s Chief Executive Officer entered into in March 2006 (collectively, with the March Warrants and the October Warrants, the “Warrants”) and 600,000 shares of Common Stock issuable by the Company upon the exercise of options issued pursuant to such employment agreement with the Company’s Chief Executive Officer (the “March Options”);

4.	250,000 shares of Common Stock issuable by the Company upon the exercise of options issued to the Company’s Chief Financial Officer in May 2005 (collectively, with the March Options, the “Options”); and

January 30, 2007

5.	133,333 shares of Common Stock issued by the Company in connection with a certain private placement in November 2005 (collectively, with the March Share Issuance and the October Share Issuance, the “Issued Shares”).

In connection herewith, we have examined:

•	the Company’s Amended and Restated Articles of Incorporation;

•	the Company’s Amended and Restated Bylaws;

•	the Employment Agreement between the Company and Robert. B. Stearns, the Company’s Chief Executive Officer;

•	certain meeting minutes of the Company’s Board of Directors;

•	the Company’s Amended and Restated 1998 Stock Option Plan;

•	the Options;

•	the Warrants; and

•	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company and of the Selling Stockholders, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based on the foregoing, and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	the Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable;

2.	the shares of Common Stock underlying the Warrants have been duly authorized and, when issued in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and non-assessable; and

3.	the shares of Common Stock underlying the Options have been duly authorized and, when issued in accordance with the terms and conditions of the Options, will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Nevada.

January 30, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.